SECURITIES AND EXCHANGE COMMISSION
          Washington, DC  20549


     FORM 8-K


   CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   February 19, 2003



  Weirton Steel Corporation
(Exact name of registrant as specified in its charter)



Delaware      1-10244       06-1075442
(State or other jurisdiction (Commission     (IRS Employer
of incorporation or         File Number)     Identification
organization)                                 No.)



   400 Three Springs Drive
   Weirton, West Virginia               26062-4997
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code  (304) 797-2000




Item 5.  Other Events and Regulation FD Disclosure.

     On February 19, 2003, the Registrant reported that its unions, the Independent Steelworkers Union and the Independent Guard Union, had ratified new labor agreements. The new agreements include a 5% wage reduction, cancellation of a wage increase scheduled for April 2003, a freeze on benefit accruals under the Registrant's defined benefit pension plan, and other liquidity improvements. The 5% wage reduction and pension plan freeze also extend to non-union employees. Calculated annual cost savings from both union and non-union contributions and related liquidity improvements will approximate $38 million.

     The agreements also call for the Registrant to issue up to 500,000 shares (each with a liquidation preference of $100) of a new series of non-voting preferred stock to a qualified trust for the benefit of its employees. The stock is to be redeemable or exchangeable at varying prices in cash, subordinated debt or common stock at the Registrant's option on or before March 1, 2015. Under its senior credit facility, the Registrant is not permitted to make payments or other distributions on stock in a form other than stock.

     In light of restructuring actions affecting other domestic steelmakers, particularly the terms of recent and proposed asset purchases from bankrupt companies, the Registrant believes the new measures are necessary to maintain its competitiveness in a changing market environment.





























               SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIRTON STEEL CORPORATION


Dated: February 21, 2003




             By:                   /s/William R. Kiefer
                                       William R. Kiefer
                                       General Counsel
                                       and Secretary